Exhibit 99.1

abrdn Global Infrastructure Income Fund Announces

Results of Transferable Rights Offering

(Philadelphia, October 16, 2026) – abrdn Global Infrastructure Income Fund (NYSE: ASGI) (the “Fund”) today announced the results of its transferable rights offering (the "Offering"), which commenced on September 21, 2026, and expired at 5:00 p.m. Eastern Time on October 15, 2026 (the "Expiration Date").

Based on preliminary information, the Offering is expected to result in the issuance of approximately 3,582,068 Common Shares, including notices of guaranteed delivery, resulting in anticipated gross proceeds to the Fund of approximately $70 million, before expenses of the Offering. The final subscription price was $19.28 per Common Share. The Common Shares subscribed for in the Offering are expected to be issued on or about October 22, 2026, following receipt of all shareholder payments.

The foregoing figures are preliminary and remain subject to the receipt of shareholder payments, including notices of guaranteed delivery, and the completion of final subscription processing.

The subscription price was determined pursuant to the terms of the Offering based on a formula equal to 92.5% of the average of the closing market price of the Fund's Common Shares on the New York Stock Exchange ("NYSE") on the Expiration Date and each of the four preceding trading days; provided that, if such amount was less than 92.5% of the Fund's net asset value ("NAV") per Common Share at the close of trading on the Expiration Date, the subscription price was 92.5% of NAV per Common Share at the close of trading on the Expiration Date.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The Offering was made only by means of a prospectus supplement and accompanying prospectus. Investors should read the prospectus supplement and accompanying prospectus and carefully consider the Fund’s investment objective, risks, charges and expenses before investing. This press release is not an offer to sell securities, and does not solicit offers to buy securities, in any jurisdiction where the offer or sale is not permitted.

The Fund is a diversified, closed-end management investment company. Its investment objective is to seek to provide a high level of total return with an emphasis on current income. The Fund seeks to achieve its objective by investing in a portfolio of income-producing public and private infrastructure investments around the world, including across sectors such as power generation and energy, communications, and transportation infrastructure. There can be no assurance that the Fund will achieve its investment objective. The Fund’s Common Shares trade on the NYSE under the symbol “ASGI”.

Important Information

Shares of closed-end funds are listed for trading on national securities exchanges and are bought and sold in the secondary market. The market price of a fund’s shares is determined by supply and demand and may be greater than (a “premium”) or less than (a “discount”) the fund’s NAV. A fund’s investment return and principal value will fluctuate, and investors may receive more or less than their original investment upon the sale of shares. There is no assurance that a fund will achieve its investment objective. Past performance is not indicative of future results.

The trading price of a closed-end fund’s shares may be influenced by various factors, including market conditions, investor sentiment, and other external forces, and is not directly controlled by the fund, its Board of Trustees, or its investment adviser. As a result, shares may trade at a premium to or discount from NAV at any given time. A premium to NAV may not be sustained, and a discount to NAV may increase or decrease over time. Investors should consider these risks when purchasing or selling closed-end fund shares.

Shareholders whose Fund shares trade at a premium to NAV and who participate in the Fund’s dividend reinvestment plan should be aware that distributions may be reinvested at prices above NAV, which may adversely affect investment results.

About Aberdeen Investments

Aberdeen Investments Global is the trade name of Aberdeen's investments business, herein referred to as “Aberdeen Investments” or “Aberdeen”. In the United States, Aberdeen Investments refers to the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.

Aberdeen Investments is among the world’s largest asset managers, with decades of experience overseeing closed-end funds dating back to the 1980s. As of June 30, 2026, the firm had approximately $527 billion in assets under management. Closed-end funds represent a core component of Aberdeen Investments’ client franchise in both the U.S. and global markets. Aberdeen and its affiliates currently manage 28 closed-end funds – 17 available in the U.S. and 11 outside the U.S. – totaling $28.3 billion in assets as of June 30, 2026.

For Shareholders Holding Shares Directly with the Fund (Non-Brokerage Accounts):

Computershare Trust Company, N.A.

1-800-647-0584

Investor Center

For Shareholders Holding Shares Through a Brokerage Account:

Please contact your financial advisor, broker, or the brokerage firm through which your shares are held.

For More Information Contact:

Aberdeen Investments U.S. Closed-End Funds

Investor Relations

1-800-522-5465

investor.relations@aberdeenplc.com

abrdn Global Infrastructure Income Fund | Aberdeen